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                                                                    EXHIBIT 11.1


                                 GENE LOGIC INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                    THREE MONTHS ENDED          SIX MONTHS ENDED
                                                         JUNE 30,                   JUNE 30,
                                                   --------------------       --------------------
                                                     1998         1997          1998         1997
                                                   -------      -------       -------      -------
 BASIC AND DILUTED:
 Weighted average common shares outstanding .       14,219          638        14,060          638
 Net Loss ...................................      $(1,458)     $(1,484)      $(3,568)     $(2,815)
 Accretion of mandatory redeemable value of
    convertible preferred stock .............           --          182            --          368
                                                   -------      -------       -------      -------
 Net loss attributable to common stockholders      $(1,458)     $(1,666)      $(3,568)     $(3,183)
                                                   =======      =======       =======      =======
 Net loss per common share ..................      $ (0.10)     $ (2.61)      $ (0.25)     $ (4.99)
                                                   =======      =======       =======      =======
 PRO FORMA:

Weighted average common shares outstanding ..                       638                        638
Dilutive common stock equivalents:
  Convertible securities, using the
     if-converted method ....................                     4,837                      4,837
                                                                -------                    -------
Common and common  equivalent  shares used in
  the calculation of net loss per share .....                     5,475                      5,475
                                                                -------                    -------
Net loss ....................................                   $(1,484)                   $(2,815)
                                                                =======                    =======
Net loss per  common  and  common  equivalent
   share ....................................                   $ (0.27)                   $ (0.51)
                                                                =======                    =======
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